EXHIBIT 10.3 (16)
MGM MIRAGE
RESTRICTED STOCK UNITS AGREEMENT
No. of Restricted Stock Units:
     This Agreement (this “Agreement”) is made by and between MGM MIRAGE, a Delaware corporation (the “Company”), and                      (the “Participant”) as of                                         , 200___.
RECITALS
     A. The Board of Directors of the Company (the “Board”) has adopted the MGM MIRAGE 2005 Omnibus Incentive Plan (the “Plan”), which provides for the granting of Restricted Stock Units (as that term is defined in Section 1 below) to selected employees.
     B. The Board believes that the grant of Restricted Stock Units will stimulate the interest of selected employees and strengthen their desire to remain with the Company or a Parent or Subsidiary (as those terms are defined in Section 1 below).
     C. The Compensation Committee of the Board appointed to administer the Plan (the “Committee”) has authorized the grant of Restricted Stock Units to the Participant pursuant to the terms of the Plan and this Agreement.
     Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:
     1. Definitions.
          1.1 “Code” means the Internal Revenue Code of 1986, as amended.
          1.2 “Parent” means a parent corporation as defined in Section 424(e) of the Code.
          1.3 “Restricted Stock Unit” means an award granted to a Participant pursuant to Article 8 of the Plan, except that no shares of Stock are actually awarded or granted to the Participant on the date of grant.
          1.4 “Stock” means the Company’s common stock, $.01 par value.

          1.5 “Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code or any corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
     2. Grant to Participant. The Company hereby grants to Participant, subject to the terms and conditions of the Plan and this Agreement, an award of                      Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one (1) share of Stock on the date that the Restricted Stock Unit vests, subject to the Company’s withholding shares of Stock otherwise distributable to the Participant to satisfy tax withholding obligations. Unless and until the Restricted Stock Units have vested in the manner set forth in Section 3.1 hereto, the Participant shall not have any right to delivery of the shares of Stock underlying such Restricted Stock Units.
     3. Terms and Conditions. The award of Restricted Stock Units evidenced hereby is subject to the terms and conditions of any existing employment agreement between the Company and the Participant (including extensions, renewals, amendments and successors thereto if the provisions relating to Restricted Stock Units are not modified (and if modified such modifications shall only apply to Restricted Stock Units granted concurrently with or after the date of such modification and the existing agreement shall govern Restricted Stock Units evidenced hereby)) as it relates to all terms. If there is no existing employment agreement or if the employment agreement is silent as to the terms and conditions in this Section 3, the award of Restricted Stock Units evidenced hereby is subject to the terms and conditions contained herein. The terms and conditions of this Agreement will supercede any subsequent employment agreement entered into between the Company and the Participant that would cause this Agreement to fail to satisfy an exemption from or comply with Code Section 409A.
     3.1 Vesting Schedule. Except as provided in Section 3.2 hereto, and subject to Section 3.3 hereto, the Restricted Stock Units awarded by this Agreement will vest only if the Performance Criteria (as described in Exhibit B), as determined by the Company’s independent registered public accounting firm, have been met. If the Performance Criteria are not met, all of the Restricted Stock Units awarded by this Agreement will be cancelled. If the performance criteria are met, the Restricted Stock Units will vest in four equal annual installments as follows:
               A. The first installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and will vest on                     , 200___(the “Initial Vesting Date”).
               B. The second installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and will vest on the first anniversary of the Initial Vesting Date.
               C. The third installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and will vest on the second anniversary of the Initial Vesting Date.

               D. The fourth installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and will vest on the third anniversary of the Initial Vesting Date.
          3.2 Form and Timing of Payment of Vested Units. Subject to the terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole shares of Stock within 30 days following the date that the Restricted Stock Units vest in accordance with Section 3.1, provided that if at the time of separation of service the Participant is a “specified employee” under Code Section 409A and payment would be treated as a payment made on separation of service, then if required to avoid the taxes imposed by Code Section 409A payment will be delayed by six months. Any payment hereunder due within such six-month period will be delayed and paid within 10 days following the beginning of the seventh month following the Participant’s separation from service. If the Participant dies during the six-month period, payment will be made within 30 days of the date of the Participant’s death. Notwithstanding the foregoing, if any of the Restricted Stock Units become fully vested upon a change in control (as defined for purposes of Code Section 409A) under the Participant’s employment agreement, such Restricted Stock Units will be paid in whole shares of Stock upon such change in control.
          3.3 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and in accordance with any other written agreement between the Participant and the Company. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Committee, the Plan or an applicable written agreement but the Committee will have no right to accelerate any vesting or payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Code Section 409A.
          3.4 Forfeiture upon Termination of Employee. Except as provided in any employment agreement between the Participant and the Company, if the Participant ceases to be an employee of the Company for any reason, the balance of the Participant’s unvested Restricted Stock Units that have not vested at that time and Participant’s right to acquire any shares of Stock under this Agreement will immediately terminate.
          3.5 Withholding of Taxes. The Company will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority, including, without limitation, any amounts with respect to ordinary income recognized by a Participant pursuant to the issuance of shares of Stock when Restricted Stock Units vest. The Company will automatically withhold shares of Stock otherwise distributable to the Participant when Restricted Stock Units vest to satisfy the Participant’s withholding obligation.
          3.6 No Rights as a Stockholder. Participant will have no rights as a stockholder with respect to any shares of Stock subject to Restricted Stock Units until the

Restricted Stock Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
          3.7 Limits on Transferability. The Restricted Stock Units granted under this Agreement may be transferred to a trust in which the Participant or the Participant’s spouse control the management of assets. With respect to Restricted Stock Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Restricted Stock Units shall be deemed to include such trust. No interest of the Participant under the Plan may be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.
          3.8 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or any similar change affecting the Stock, the number and class of securities subject to Restricted Stock Units and any other terms of this Agreement then the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration that may be acquired upon vesting of Restricted Stock Units) that it deems necessary. Any adjustment so made shall be final and binding upon the Participant.
          3.9 No Right to Continued Performance of Services. The grant of the Restricted Stock Units does not confer upon the Participant any right to continue to be employed by the Company or any Parent or Subsidiary nor may it interfere in any way with the right of the Company or any Parent or Subsidiary for which the Participant performs services to terminate the Participant’s employment at any time.
          3.10 Compliance With Law and Regulations. This grant and vesting of Restricted Stock Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company will not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares of Stock on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares of Stock under any federal or state law, or any rule or regulation of any government body which the Company determines, in its sole discretion, to be necessary or advisable, provided, however, that the payment will be made on the earliest date on which the Company reasonably anticipates that making such payment will not cause a violation of any such federal or state law, rule or regulation.
          3.11 Certain Corporation Transactions. Nothing in the Plan or this Agreement will in any way prohibit the Company from merging with or consolidating into another corporation or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and in any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Stock outstanding immediately prior to the merger remain outstanding and unchanged), the Participant will be entitled to receive, at the time the Restricted Stock Units or portion thereof vests, subject to the terms of this Agreement, the same shares of stock, cash or other consideration received by stockholders of the Company in accordance with such merger, consolidation, sale or transfer of assets, liquidation or dissolution.
          4. Investment Representation. The Participant must, upon demand by the Company, promptly furnish the Company, prior to the issuance of any shares of Stock upon the vesting of all or any part of the Restricted Stock Units, an agreement in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment and not with a view to the sale or distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares of Stock upon vesting of all or any part of the Restricted Stock Units is a condition precedent to the right of the Participant to acquire any shares of Stock The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.
     5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Company hereby agrees to provide the Participant with any amendments to the Plan which may be adopted prior to the vesting of the Restricted Stock Units.
     6. Notices. Any notice hereunder to the Company must be addressed to: MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to Participant must be addressed to the Participant at the Participant’s last address on the Company’s records, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice will be deemed to have been duly given on personal delivery or three days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.
     7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. Each party further agrees that an electronic, facsimile and/or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. Execution of this Agreement at different times and places by the parties shall not affect the validity hereof.
     8. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.
     9. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

     10. Variation of Pronouns. All and pronouns and variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
     11. Severability. Any portion of this Agreement that is declared contrary to any law, regulation, or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder of such
     12. Code Section 409A Compliance. It is intended that payments made pursuant to this Agreement to a Participant who has entered into an employment agreement with the Company that provides for a “deferred payment” (within the meaning of Section 1.409A-1(b)(4)(i)(D) of the Treasury Regulations) of these Restricted Stock Units will comply with the requirements of Code Section 409A and this Agreement and the employment agreement will be interpreted accordingly. It is further intended that payments made pursuant to this Agreement to a Participant who has not entered into an employment agreement with the Company that provides for a “deferred payment” (within the meaning of Section 1.409A-1(b)(4)(i)(D) of the Treasury Regulations) of these Restricted Stock Units will be treated as “short-term deferrals” for purposes of Code Section 409A and this Agreement will be interpreted accordingly. The Committee reserves the right, if it deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement or the Plan so that the Restricted Stock Units granted to the Participant comply with Code Section 409A. The Participant’s right to payments hereunder will be treated at all times as a right to a series of separate payment under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.
* * *
     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

MGM MIRAGE

By:

Name:

Title:

PARTICIPANT:

Name:

EXHIBIT A
ARBITRATION
This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered to be a part of the Agreement.
1.	Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. [This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them.] The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.	Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.	Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.	Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 6 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:
a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.	The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.	The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.	The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.	The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.	Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.
a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.	In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.
8.	Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).
9.	The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.
10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.
11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.	If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.
ACKNOWLEDGMENT
BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED STOCK UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.
The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.
Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

PARTICIPANT	THE COMPANY

By:

EXHIBIT B
PERFORMANCE CRITERIA
     MGM MIRAGE pre-tax income for the six months ending on June 30 of the year following the date of grant must be at least 50% of the pre-tax income as determined in the budget adopted by the Board of Directors, excluding extraordinary items determined under generally accepted accounting principles and the following non-recurring items: (1) gains or losses from the sale of discontinued operations; (2) any write-down or write up of the value of any portion of real estate not disposed of; and (3) gains or losses on insurance proceeds relating to asset claims.